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                          AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (the "Agreement"), is made and entered into this _____ day of April, 1999 between and among EARTHCARE COMPANY, a Delaware corporation ("EarthCare"), EC ACQUISITIONS, INC., a Georgia corporation ("Subsidiary"), which is a wholly-owned subsidiary of EarthCare, NATIONAL PLUMBING & DRAIN, INC., a Georgia corporation ("National" or "Company"), Vince Hils, Matthew H. Patton, George Propes, Elizabeth Renee Propes and David Christopher Propes (collectively, the "Shareholders"). Vince Hils and George Propes are sometimes referred to collectively as the "Covenanting Shareholders".

                              W I T N E S S E T H:

            1. The Shareholders own all of the outstanding capital stock of National.

            2. The respective boards of directors of EarthCare, Subsidiary and the Company have approved the merger of the Company with and into Subsidiary (the "Merger") upon the terms and subject to the conditions set forth herein and have approved this Agreement as a "plan of reorganization" within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

            3. EarthCare, the sole shareholder of Subsidiary, and the Shareholders have approved the Merger upon the terms and subject to the conditions set forth herein.


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            NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements herein contained, the parties agree as follows:

1. MERGER.

A. Effect of the Merger. In accordance with the provisions of this Agreement, and the Georgia Business Corporation Code, at the Effective Time (as defined in Section B hereof), the Company shall be merged with and into Subsidiary; the separate existence of the Company shall cease; and Subsidiary as the surviving corporation shall continue its corporate existence under the laws of the State of Georgia. Pursuant to the Merger, Subsidiary shall possess all the rights, privileges, powers, and franchises of the Company and shall be subject to all the restrictions, disabilities, and duties of the Company; all rights, privileges, powers, and franchises of the Company and all property, real, personal, and mixed, belonging to the Company shall be vested in Subsidiary; and all property, rights, privileges, powers, and franchises and every other interest shall be thereafter as effectually the property of Subsidiary as they were of the Company, and the title to any real estate vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Merger, provided that all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired and all debts, liabilities, and duties of the Company shall thenceforth attach to Subsidiary and may be enforced against Subsidiary to the same extent as if said debts, liabilities, and duties had been incurred or contracted by Subsidiary.

B. Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Office of the Secretary of


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State of Georgia, which filing shall be made simultaneously with the closing of the transactions contemplated by this Agreement in accordance with Section E below. The date and time when the Merger shall become effective is referred to as the "Effective Time."

C. Certificate of Incorporation and Bylaws. As a part of the Merger, the Articles of Incorporation and Bylaws of Subsidiary as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of Subsidiary immediately after the Effective Time.

D. Officers and Directors. The officers and directors of Subsidiary at the Effective Time shall be the officers and directors of Subsidiary immediately after the Effective Time, each to serve until his respective successor is duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of Subsidiary, or until his earlier resignation or removal, or as otherwise provided by law.

E. Time and Place. The closing (the "Closing") of the transactions contemplated in this Agreement shall occur no later than April 30, 1999, but in any event as soon as possible (the "Closing Date"), at 115 Perimeter Center Place, Suite 170, Atlanta, Georgia 30346.

2. CONVERSION AND EXCHANGE OF STOCK.

A. Conversion and Exchange of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder:


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                           (1) All shares of capital stock of National which
           immediately prior to the Effective Time are held as treasury stock by National shall be canceled.

                           (2) All shares of National common stock, par value $.10 per share (the "National Stock"), other than shares to be canceled pursuant to Section 2.A(1), shall be converted into the right to receive the following property and securities (the "Merger Consideration"), subject to adjustment as provided in Section 2.B, which shall be divided among the Shareholders as set forth in
           Schedule 2.A(2).

                           (a) Cash consideration in the amount of $1,000,000.

                           (b) That number of shares of EarthCare common stock,
                      par value $.0001 per share (the "EarthCare Stock"), which shall have an aggregate Agreed Value of $1,762,000. Transfer of the EarthCare Stock shall be restricted until January 1, 2000 pursuant to the terms of a lock-up agreement in the form attached hereto as Exhibit 2.A(2)(b).

                           (c) For purposes of this Agreement, the Agreed Value
                      per share of the EarthCare Stock shall mean the average of the closing sale price of a share of EarthCare Stock on the NASDAQ system as reported in The Wall Street Journal for the period beginning March 22, 1999 and ending on the third trading day preceding the Effective Time.

B. Adjustment of Merger Consideration. The Merger Consideration shall be increased or reduced as provided in this Section 2.B.


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                           (1) Long Term Liabilities Adjustment. In the event
           the liabilities of the Company as of the Closing Date for the payoff amounts under the leases set forth on Schedule 2.B(1) and under the promissory notes identified on Schedule 2.B(1) (collectively the "Long Term Liabilities") are not equal to $513,000, then the cash portion of the Merger Consideration shall be modified by an amount equal to $513,000 minus the amount of the Long Term Liabilities.

                           (2) Accounts Receivable Adjustment. Ninety (90) days after the Closing Date the stock portion of the Merger Consideration shall be reduced to the extent by which the sum of (i) the accounts receivable as of the Closing Date that are not collected within 90 days after the Closing Date plus (ii) the cash, cash equivalents, and other marketable securities as of the Closing Date is less than the accounts payable as of the Closing Date (such accounts payable shall not include any Long Term Liabilities), subject to and in accordance with the following:

                           (a) After Closing, Subsidiary will use reasonable
                      efforts to collect accounts receivable and retainage in accordance with prudent business practices and in a manner which will not result in the discount of other accounts receivable or retainage owed by the same account debtor or of the terms on which goods or services are provided to the same account debtor in the future.


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                           (b) Payments by an account debtor will be applied to
                      the oldest invoices and retainage first if the account debtor does not designate application of payments to specific invoices.

                           (c) Accounts receivable which are not collected
                      within 90 days after they arose will be applied to the allowance for doubtful accounts reflected on the most recent Balance Sheet, and no reduction to the Merger Consideration shall be made under this Section 2.B(2) until the allowance for doubtful accounts reflected on the Balance Sheet has been reduced to zero.

                           (d) To the extent an account receivable is not
                      collected within 90 days after the Closing Date and the Merger Consideration is reduced under this Section 2.B(2), Subsidiary will, upon the request of the Shareholders, assign the account receivable to the Shareholders. Any such assignment shall be made without recourse to Subsidiary, and the Shareholders shall indemnify Subsidiary against any claims which may be asserted by the account debtor which arose prior to the Closing Date. In the event such assignment is of only a portion of an account receivable, the Shareholders and Subsidiary shall cooperate in the collection thereof.

                           (e) The number of shares of EarthCare Stock used to
                      satisfy any adjustment to the Merger Consideration due to the failure to collect accounts receivable pursuant to this Section 2.B(2) shall be based upon the closing sale price of a share of EarthCare Stock on the NASDAQ


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                      system as reported in The Wall Street Journal for the
                      trading day immediately preceding the day which is 90 days after Closing.

B. Payment and Delivery of Merger Consideration. All of the Merger Consideration, except for 21,000 shares of EarthCare common stock, shall be paid and delivered to the Shareholders at Closing. The remaining 21,000 shares shall be held pursuant to the Escrow Agreement in the form attached hereto as Exhibit 2.C for the purpose of effecting any adjustment to the Merger Consideration required under Section 2.B(2) and as security for Shareholders' indemnification obligations.

3. DELIVERIES AT CLOSING.

A. Deliveries by Shareholders at Closing. At Closing, the Shareholders and the Company shall deliver the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

                           (1) all stock certificates representing all shares of National stock issued and outstanding as of the Effective Time;

                           (2) the Escrow Agreement referred to in Section 2.C and in the form attached hereto as Exhibit 2.C;

                           (3) the opinion of counsel referred to in Section 8.C and in the form attached hereto as Exhibit 8.C;


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                           (4) the Consulting Agreement in the form attached
         hereto as Exhibit 3.B(5);

                           (5) all other certificates, documents, and other instruments required to be delivered by the Company and the Shareholders pursuant to this Agreement.

B. Deliveries by EarthCare at Closing. At Closing, EarthCare shall deliver the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

                           (1) The amount of $1,000,000 in the form of certified check or other immediately available funds (subject to adjustment pursuant to Section 2.B(1));

                           (2) the Escrow Agreement referred to in Section 2.C and in the form attached hereto as Exhibit 2.C;

                           (3) stock certificates representing all shares of EarthCare Stock required to be delivered by EarthCare to the Shareholders at Closing pursuant to this Agreement;

                           (4) the opinion of counsel to EarthCare referred to in Section 9.D and in the form attached hereto as Exhibit 9.D;


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                           (5) the Consulting Agreement in the form attached
         hereto as Exhibit 3.B(5).

                           (6) all other certificates, documents, and other instruments required to be delivered by EarthCare pursuant to this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. In order to induce EarthCare and Subsidiary to enter into this Agreement and to consummate the transactions contemplated hereunder, Covenanting Shareholders hereby make the following representations, warranties, covenants and agreements:

A. Organization and Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to carry on its business as now conducted. The Company is not qualified to do business in any state other than Georgia, and Georgia is the only state which by the nature of the business of the Company and the character of the properties owned or leased by it requires qualification to do business as a foreign corporation. Shareholders have delivered to EarthCare a true and correct copy of the Articles of Incorporation (duly certified by the Secretary of State of Georgia) and By-Laws of the Company (certified by its Secretary).

B. Subsidiaries or Other Entities. Except as disclosed on Schedule 4.B, attached hereto, Company has no subsidiaries or investments or ownership interests in any corporations, partnerships, joint ventures or other business enterprises.


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C. Capitalization. The Company is authorized to issue 3,000 shares of common stock, $.10 par value, of which 3,000 shares are issued and outstanding at the time of the execution of this Agreement. All of the issued and outstanding shares of capital stock of the Company (the "National Common Stock") have been duly issued, are validly outstanding, are fully paid and nonassessable, and are held of record and beneficially by the Shareholders; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued shares of the capital stock of the Company. The Company has no liability for dividends declared but unpaid. Prior to Closing, Shareholders shall not, and shall not permit the Company, to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the National Common Stock.

D. Stock Ownership. Shareholders have, and at the time of Closing will have, good and marketable title to the National Common Stock, and there are, and at the time of Closing will be, no impediments to the conversion of the National Common Stock other than those imposed by the securities laws of the United States of America and of the various states. Immediately prior to the Effective Time, the National Common Stock (i) shall constitute all of the issued and outstanding shares of capital stock of the Company, and (ii) shall be free and clear of all security interests, liens, charges, pledges, mortgages, encumbrances or rights of third parties whatsoever.

E. Financial Condition. Attached as Schedule 4.E are the following financial statements of the Company, all of which are true and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied (except to the extent otherwise reported):


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                  1. A Balance sheet ("Balance Sheet") of the Company as of
         December 31, 1998.

                  2. Statements of income and cash flow of the Company for the twelve (12) months ended December 31, 1998. (Collectively, the Balance Sheets and statements of income and cash flow are hereinafter referred to as the "Financial Statements").

The Financial Statements are complete and correct and in accordance with the books of account and records of the Company and present fairly the financial position of the Company's business and the income, stockholders' equity and cash flow of the Company's business at the dates and for the periods indicated.

F. Assets.

                  1. The Company has good and marketable title to, and is in possession of, all of its assets, equipment, vehicles, properties and rights, including all properties, assets, vehicles and equipment listed on Schedule 4.F(1) attached hereto and as shown on the Balance Sheet, free and clear of all liabilities, mortgages, liens, pledges, security interests, restrictions, conditional sales agreements, title retention agreements, charges or encumbrances except as shown on the Balance Sheet. Shareholder represents that Schedule 4.F(1) sets forth a list of all equipment, vehicles, properties, containers, machinery, shop equipment, welders, grinders, work benches, jacks, stands, parts, office furniture, fixtures, computer hardware/software and equipment owned by the Company as of


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         the date of this Agreement and used in connection with its business operations (hereinafter sometimes referred to as the "Operating Equipment"); such list identifies the Operating Equipment by size, manufacturer, model number and serial number, where available.

                  2. Except as set forth on Schedule 4.F(2), all of the Operating Equipment is in good operating condition (normal wear and tear excepted), has been adequately maintained, and is in adequate condition to service the Company's Customer Accounts (as herein defined) and to conduct the operations of the Company as it exists on the Closing Date.

G. Liabilities. Except as set forth in Schedule 4.G attached hereto or in the Financial Statements , or in any other exhibit delivered pursuant hereto, neither the Company nor its assets or properties are subject to any liabilities or obligations (accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business affairs and the Company is not in material default in respect of any material term or condition of any material indebtedness or liability. The transactions contemplated by this Agreement do not and will not subject the Company or the Subsidiary to any claim or liability for any obligation, debt or contract other than as specifically disclosed in this Agreement and the Schedules attached hereto. All required consents of creditors, if any, have been, or by closing will be, obtained for performance of this Agreement.

H. Customer Accounts, Municipal Contracts and Related Matters.

                  1. Schedule 4.H(1) is a true, accurate and complete listing of all written service agreements, franchises, licenses or other contracts, if any, to which the


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         Company is a party and which relate to accounts of customers. Original copies of all such contracts shall be delivered by Shareholder to Subsidiary no later than the Closing Date, and such copies shall be true, accurate and complete and shall include all amendments, supplements or other modifications to such contracts. Except as disclosed in Schedule 4.H(1), to the knowledge of Shareholder, neither the Company nor any other party to any of the Company's municipal contracts is in material default or alleged to be in material default thereunder and there exists no condition or event which, after notice or the lapse of time or both, would constitute such a default. The sale, transfer and assignment of the National Common Stock will not result in a breach, violation or default of any of the Company's municipal contracts , and all of the Company's municipal contracts will remain in full force and effect as if there had been no sale, transfer and assignment thereof.

                  2. Except as otherwise disclosed in Schedule 4.H(2), Shareholder knows of no oral or written communication, fact, event or action which exists or has occurred within 90 days prior to the date of execution of this Agreement, which would tend to indicate that any material current customers of the Company intends to terminate its business relationship with the Company.

I. Material Contracts. Attached hereto as Schedule 4.I is a list and brief description, as of the date of this Agreement, of certain leases, contracts, commitments, agreements and other documents to which the Company is a party or by which it is bound and which is related to the operation of its business. Except for contracts and documents listed in Schedule 4.I, the Company is not a party to or bound by any written or oral (i) contracts not made in the ordinary course of business; (ii) employment contracts, other than those


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terminable at the will of the Company; (iii) contracts with any labor union or association; (iv) bonus, pension, profit sharing, retirement, hospitalization, insurance or other plan providing employee benefits; (v) leases with respect to any property, real or personal, whether as lessor or lessee; (vi) continuing contracts for the future purchase of materials, supplies or equipment in excess of the requirements of its business now booked; (vii) contracts or commitment for capital expenditures; (viii) contracts continuing over a period of more than six (6) months from its date; or (ix) contracts with annual payments of $25,000 or more necessary to conduct the operations and business of the Company. A true copy of each contract, commitment and agreement listed on Schedule 4.I will be furnished to Subsidiary prior to Closing.

J. Employees - Labor Matters. The Company has generally enjoyed a good employer-employee relationship with its employees. Attached hereto as Schedule 4.J is a complete list of all employees of the Company whose duties are related to the operation of the business of the Company. Covenanting Shareholders warrant that to their knowledge there exists no pending or threatened actions by any employees alleging sex, age, race, or other discriminatory practices, no current effort to organize these employees into collective bargaining units, and no collective bargaining agreement is now in effect. There are no contracts, written or oral, between the Company and any of its employees, except as specifically disclosed in Schedule 4.J.

K. Insurance. The Company maintains in effect insurance covering its assets and businesses and any liabilities relating thereto in an amount believed adequate by Shareholder, and such insurance coverage shall be maintained by the Company through the Closing Date. Between the date hereof and the Closing Date, Shareholder shall cause the Company to furnish to the Subsidiary such information as Subsidiary shall


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reasonably request regarding the Company's insurance. Except as set forth in
Schedule 4.K attached hereto, there are no pending material property damage or personal injury claims against the Company or any of its assets.

L. Licenses and Permits. The Company possesses all licenses and other required governmental or official approvals, permits or authorizations, if any, the failure to possess which would have a material adverse effect on the businesses, financial condition or results of operations of the Company including, without limitation, all rights, certificates of public need, waste material transportation permits, trademarks and trade names necessary to carry on its business as now being conducted, without known conflict with valid licenses, permits, trademarks and trade names of others. All such licenses and permits are in full force and effect, and no violations are or have been recorded in respect to any thereof, and no proceeding is pending, or to the knowledge of Shareholder threatened, to revoke, suspend or otherwise limit such licenses or permits. All licenses and permits will survive the closing of the transactions contemplated by this Agreement.

M. Tax Matters. Except as disclosed on Schedule 4.M, the Company has timely filed all federal, state, sales tax, franchise tax, and other tax returns which are required to be filed by it and has paid or has made provision for the payment of all taxes which have or may become due pursuant to said returns. All taxes, including, without limitation, withholding and social security taxes due with respect to the Company's employee, federal and state income tax liabilities, corporate franchise taxes, sales, use, excise and ad valorem taxes, due, payable or accrued by the Company on or before the Closing Date have or will be paid. The Company has filed all reports required to be filed by it with all such taxing authorities.


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N. Litigation. Except as disclosed in Schedule 4.N attached hereto, the Company has not received any notices of material default and is not in material default of (i) any order, writ, injunction or decree of any court, or any federal, state, municipal or other governmental department, commission, board, bureau or instrumentality, or (ii) any material agreement or obligation to which the Company is a party or by which the Company is bound or to which the Company or any of the property of the Company's may be subject. Except as disclosed in
Schedule 4.N, there are no material outstanding claims, actions, suits, proceedings or investigations pending or, to the knowledge of Shareholder, threatened against the Company or which affect the Company or any of its assets or property, at law or in equity before or by any federal, state, municipal court or other governmental department, authority, commission, board, bureau, agency or instrumentality.

O. Compliance with Laws. Except as otherwise disclosed in Schedule 4.O attached hereto, the Company is in compliance in all material respects with all federal, state, and local laws, ordinances, regulations, rules, and orders applicable to it or to its assets including, without limitation, all laws and regulations relating to the protection of the environment, the safe conduct of the Company's business, anti-competitive practices, discrimination, employment, wage and hour practices and health. The Company has not received notification of any asserted past or present failure to comply with any of such laws or regulations.

P. Environmental Matters. Except as disclosed in Schedule 4.P attached hereto, there are no claims, actions, suits, proceedings or investigations relating to any Environmental Law (as hereinafter defined) pending or threatened against or affecting the Company. Except as set forth on Schedule 4.P attached hereto: (i) no release of any


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hazardous substance, medical waste, toxic waste or controlled substance has occurred or is occurring as a result of the business of the Company; (ii) no hazardous substance, medical waste, toxic waste or controlled substance is currently present at, or has been previously generated, stored, treated or disposed of at any landfill by the Company or through the conduct of the business of the Company except de minimis amounts mixed with household waste;
(iii) no underground or partially underground storage tank has been or is currently located at any facility of the Company; (iv) the business, activities and processes heretofore conducted by the Company comply in all material respects with all applicable Environmental Laws; (v) no facility of the Company is listed on any list, registry or other compilation of sites that require, or potentially require, removal, remedial action or any other response under any Environmental Law as the result of the presence, release or potential release of any hazardous substance, medical waste, toxic waste, or controlled substance;
(vi) neither Shareholder nor the Company has received any notice that the Company is liable or responsible, or potentially liable or responsible, for any costs of any removal, remedial action or other response under any Environmental Law as the result of the presence, release or potential release of any hazardous substance, medical waste, toxic waste, or controlled substance; and (vii) there is no pending litigation or administrative proceeding (and neither Shareholder nor the Company knows or has reason to know of any potential or threatened litigation or administrative proceeding) in which it is asserted that the Company has violated or is not in compliance with any material Environmental Law. "Environmental Law" means all laws, statutes or acts of the United States of America, the State of Georgia, or any political subdivision thereof, that relate to the condition of the air, ground or surface water, land or other parts of the environment, to the release or potential release of any substance or radiation into the air, ground or surface water, land or other parts of the environment, or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or other handling of


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substances that might pollute, contaminate or be hazardous or toxic if present in the air, ground or surface water, land, or other parts of the environment. The Company has not received any written notice to the effect that the landfills and other disposal sites to which waste material transported by the Company has been delivered are not properly licensed pursuant to applicable Environmental Laws to receive the material disposed of therein.

Q. No Broker's or Agent's Fees. No agent, broker, finder, representative or other person or entity acting pursuant to authority of any Shareholder will be entitled to any commission or finder's fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

R. No Material or Adverse Change. Except as otherwise disclosed in Schedule 4.R attached hereto, since December 31, 1998, there has not been: (i) any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company; (ii) to the knowledge of any Shareholder, any threatened or prospective event or condition of any character whatsoever which is likely to materially and adversely affect the business, financial condition or results of operations of the Company; (iii) any sale or other disposition of any of the Company's assets other than in the ordinary course of business; or (iv) any damage, destruction or loss (whether or not insured) materially and adversely affecting the property, business or prospects of the Company.

S. Due Authorization and Absence of Breach. This Agreement and all other agreements of Shareholders and Company contemplated hereunder constitute valid and binding obligations of Shareholders and Company, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement (or any agreement contemplated hereunder) nor the consummation of the transactions


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contemplated hereby will: (i) conflict with or violate any provision of the
Articles of Incorporation or By-Laws of the Company; (ii) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against the Company or any Shareholder; or (iii) except as set forth on Schedule 4.S result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against any Shareholder or the Company or its assets.

T. Authority to Contract. Shareholders and Company have the full power, right and authority to enter into and perform this Agreement without the consent of any person, entity or governmental agency, and the consummation of the transactions contemplated by this Agreement will not result in the material breach or termination of any provision of or constitute a material default under any lease, indenture, mortgage, deed of trust or other agreement or instrument or any order, decree, statute or restriction to which Shareholders or the Company is a party or by which the Company is bound or to which the outstanding shares of stock of the Company or any of the properties of the Company is subject.

U. Accuracy of the Information Furnished by Shareholder. No representation, statement or information made or furnished by Shareholders to Subsidiary contained in this Agreement and the various exhibits and schedules attached hereto contains or shall contain any untrue statement of any material fact.

5. REPRESENTATION AND WARRANTIES OF EARTHCARE AND SUBSIDIARY. In order to induce Shareholders to enter into this Agreement and to consummate the


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transactions contemplated hereunder, EarthCare and Subsidiary jointly and severally hereby make the following representations, warranties, covenants and agreements:

A. Organization and Existence. EarthCare and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Georgia, respectively, and have all the requisite corporate power and authority to carry on their business as now conducted and to consummate the transactions and perform the obligations contemplated by this Agreement.

B. Authority to Contract. The execution, delivery and performance of this Agreement by EarthCare and Subsidiary have been duly approved by their Board of Directors, and no further corporate action is necessary on the part of EarthCare or Subsidiary to consummate the transactions contemplated by this Agreement, assuming due execution of this Agreement by the Parties. This Agreement and each other agreement to be executed pursuant to this Agreement has been or, upon execution and delivery thereof, will have been duly executed and delivered by EarthCare and Subsidiary and is or will be the valid and binding agreement of EarthCare and Subsidiary, enforceable against them in accordance with its terms.

C. No Broker's or Agent's Fees. No agent, broker, finder, representative or other person or entity acting pursuant to the authority of EarthCare or Subsidiary will be entitled to any commission or finder's fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

D. Accuracy of Information Furnished by EarthCare and Subsidiary. No representation, statement or information made or furnished by EarthCare or Subsidiary to Shareholders in this Agreement, or in connection with the transactions contemplated hereby , contains, or shall contain any untrue statement of any material fact or omits or shall omit any material fact necessary to make the information contained herein or therein true or not misleading.

E. Registration. The EarthCare common stock delivered to Shareholders on the Closing Date has been duly registered with the Securities and Exchange Commission on Form S-1 effective December 9, 1998, and such registration statement is effective. Such stock has also been registered or is exempt from registration under the blue sky laws in each of the various applicable states of the United States.

F. Capitalization. The authorized stock and securities of EarthCare consist of 70,000,000 shares of common stock, $.0001 par value per share, of which 9,930,000 shares are issued and outstanding. The authorized stock and securities of Subsidiary consist solely of 50,000 shares of common stock, $1.00 par value per share, of which 500 shares are issued and outstanding and are owned by EarthCare. All of the issued and outstanding shares of capital stock of EarthCare and Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of capital stock or other securities of EarthCare (whether by subscription, option, exchange, right of conversion, right of refusal, or otherwise) or entitling anyone to acquire shares of the capital stock of EarthCare or other securities of any kind of EarthCare except as set forth in the prospectus, dated December 9, 1998 (the "Prospectus"), which constitutes a part of Registration Statement (the "Registration Statement") filed by EarthCare with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

G. Valid Issuance of EarthCare Stock. The shares of EarthCare Stock to be delivered to the Shareholders at Closing have been duly authorized and, upon issuance thereof in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

H. Filings with the Securities and Exchange Commission. EarthCare and Subsidiary have made all filings with the SEC that they have been required to make under the Securities Act and the Exchange Act. All filings with the SEC made by EarthCare or Subsidiary (collectively the "Public Reports") have complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

I. Financial Statements. EarthCare has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30 (the "Most Recent Fiscal Period"). The financial statements included in and incorporated by reference in these

Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods contemplated by, and present fairly the consolidated financial condition of EarthCare and its subsidiaries as of the indicated dates and the consolidated results of operations of EarthCare and its subsidiaries for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of EarthCare and its subsidiaries; provided, however, that any interim statements are subject to normal year-end adjustments.

J. Events Subsequent to End of Most Recent Fiscal Period. Since the end of the Most Recent Fiscal Period there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of EarthCare and its subsidiaries taken as a whole.

K. Undisclosed Liabilities. Neither EarthCare nor any of its subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any material liability for taxes, except for (i) liabilities disclosed in the Financial Statements for the Most Recent Fiscal Period (including the notes thereto), and (ii) liabilities which have arisen after the end of the Most Recent Fiscal Period in the ordinary course of business none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.

L. No Conflict. Neither the execution and delivery of this Agreement nor any other related documents contemplated hereby will violate, conflict with, or result in a breach of any provisions of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the termination of or accelerate the performance required by or result in a right of termination or acceleration under or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of EarthCare or Subsidiary under any of the terms, conditions or provisions of (i) the charter documents or bylaws of EarthCare and Subsidiary, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EarthCare or Subsidiary is a party or to which either of them or any of their properties or assets may be subject.

M. No Liabilities of Subsidiary. Subsidiary is not subject to any liabilities, obligations, claims, whether absolute or contingent, liquidated or unliquidated.

6. ADDITIONAL AGREEMENT OF SHAREHOLDER. Shareholders further agree with EarthCare and Subsidiary as follows:

A. Access to Offices and Records. The Shareholders shall cause the Company to afford representatives of EarthCare and Subsidiary, from and after the date of execution of this Agreement, full access, during normal business hours and upon reasonable notice, to all offices, books, properties, contracts, documents and records of the Company and to furnish to EarthCare and Subsidiary or its representatives all additional information, including financial or operating information with respect to the business and affairs of the Company that EarthCare and Subsidiary or their representatives may reasonably request. Shareholders acknowledge that EarthCare is a publicly-traded corporation and that EarthCare will be required under the applicable securities laws to make public disclosure of detailed financial data concerning the Company's operations. Prior to the Closing Date, EarthCare has Shareholder's permission to disclose publicly: (i) the amount of the Company's revenues; and (ii) such other information as shall be included in any press release of EarthCare which Shareholder approves in advance of being released; such approval shall not be unreasonably withheld. Provided, however, that any furnishing of such information to EarthCare and any investigation by EarthCare shall not affect the right of EarthCare and Subsidiary to rely solely upon the representations and warranties made by Shareholders in or pursuant to this Agreement; and provided further, that EarthCare and Subsidiary: (i) will hold in strict confidence all documents and information concerning the Company so furnished; and (ii) will promptly return all such documents and all copies to the Company if this Agreement is not closed for any reason.

B. Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent or approval of EarthCare or Subsidiary:

                  1. Shareholders will cause the Company to conduct its business and operations in the manner in which the same has heretofore been conducted and Shareholders will use their best efforts to cause the Company to: (i) preserve the Company's current business organization intact; (ii) keep available to Subsidiary the services of the Company's current employees and the Company's agents and distributors; and (iii) preserve the Company's current relationships with customers, suppliers and others having business dealing with the Company.

                  2. The Shareholders will cause the Company to maintain all of its properties in customary repair, order and condition, reasonable wear and use excepted, and will maintain its existing insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

                  3. Shareholders will take action to insure that the Company will not: (i) pay any bonus or increase the rate of compensation of any of the Company's employees or enter into any new employment agreement or amend any existing employment agreement; (ii) make any general increase in the compensation or rate of compensation payable or to become payable to the Company's hourly-rated employees; (iii) sell or transfer any of the Company's assets; (iv) obligate itself for capital expenditures other than in the ordinary course of business and not unusual in amount; or (v) incur any material obligations or liabilities, which are not in the ordinary course of business, or enter into any material transaction.

                  4. Shareholders shall not, and shall not permit the Company to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the National Common Stock.

C. Execution of Further Documents by Shareholder. From and after the Closing, upon the reasonable request of EarthCare or Subsidiary, Shareholders shall execute, acknowledge and deliver such documents as may be appropriate to carry out the transactions contemplated by this Agreement.

D. Indemnification by Covenanting Shareholders.

                  1. Covenanting Shareholders will indemnify and hold EarthCare and Subsidiary harmless from and against any and all damage, loss, cost, deficiency, assessment, liability or other expense (including reasonable attorney's fees, costs of court and litigation expenses, if any) suffered, incurred or paid by EarthCare or Subsidiary as a result of:

                           (a) The untruth, inaccuracy, breach or violation of
                  any representation, warranty, covenant or other obligation of Shareholders set forth in or made in connection with this Agreement;

                           (b) The enforcement of EarthCare's right to
                  indemnification under this Agreement.

                  2. EarthCare or Subsidiary shall give written notice to Covenanting Shareholders of any claim, action, suit or proceeding relating to the indemnity herein provided by Covenanting Shareholders not later than ten (10) days after EarthCare or Subsidiary has received notice thereof. Each Covenanting Shareholder shall have the right, at his option, to compromise or defend, at his own expense and by his own counsel (which counsel shall be reasonably satisfactory to EarthCare and Subsidiary), any such action, suit or proceeding. EarthCare, Subsidiary and Covenanting Shareholders agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto.

                  3. The Holdback Shares shall constitute security for Covenanting Shareholders' obligations to adjust the Merger Consideration pursuant to Section 2.8(2) and of indemnification pursuant to Section 6.D and shall be governed and distributed solely in accordance with the terms of the Escrow Agreement.

                  4. A claim or claims by EarthCare or Subsidiary against Shareholder must total at least ten thousand dollars ($10,000.00) in the aggregate before Shareholder is liable for indemnification. Once EarthCare or Subsidiary's claim(s) total at least ten thousand dollars ($10,000.00) in the aggregate, then Shareholder shall be liable for the full amount of such claim(s) in excess of $10,000.00, but not liable for the first $10,000.00 of such claim.

                  5. The sole and exclusive remedy of EarthCare or Subsidiary for any breach of a representation, warranty or covenant under this Agreement or any agreement or document made in connection therewith shall be a claim for indemnification under and pursuant to this Section 6.D. Any claim (whether under this Section 6.D or otherwise) for breach of a representation, warranty or covenant under this Agreement or any agreement or document made in connection herewith by EarthCare or Subsidiary may be made only against the Covenanting Shareholders.

7. ADDITIONAL AGREEMENT OF THE EARTHCARE AND SUBSIDIARY.

A. Execution of Further Documents by EarthCare and Subsidiary. From and after the Closing, upon reasonable request of Shareholder, EarthCare and Subsidiary shall execute, acknowledge and deliver to Shareholders all such further documents as may be appropriate to carry out the transactions contemplated by this Agreement.

B. Indemnification by EarthCare.

                  1. EarthCare will indemnify and hold Shareholders harmless from and against any and all damages, loss, cost, deficiency assessment, liability or other expense (including reasonable attorney's fees, costs of court and costs of litigation, if any) suffered, incurred or paid by Shareholders as a result of:

                           (a) The untruth, inaccuracy, breach or violation of
                  any representation, warranty, covenant or other obligation of EarthCare or Subsidiary set forth in or made in connection with this Agreement;

                           (b) The assertion against Shareholders of any
                  liability or obligation of EarthCare, Subsidiary or the Company or of any claim relating to the operation of the Company's business subsequent to the Closing Date (including, without limitation, customer claims or disputes); or

                           (c) The enforcement of Shareholder's right to
                  indemnification under this Agreement.

                  2. The Shareholder shall give written notice to EarthCare of any claim, action, suit or proceeding relating to the indemnity herein provided by EarthCare not later than ten (10) days after Shareholder has received notice thereof. EarthCare shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel (which counsel shall be reasonably satisfactory to Shareholder), any such action, suit or proceeding. Shareholder and EarthCare agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto.

                  3. The sole and exclusive remedy of Shareholders for any breach of a representation, warranty or covenant under this Agreement or any agreement or document made in connection therewith shall be a claim for indemnification under and pursuant to Section 7.B.

C. Release of Patton and Propes Guaranty. EarthCare agrees to use its best efforts to obtain the release within ninety (90) days after Closing of Matthew
H. Patton and George Propes from the obligations of those certain personal guaranties dated August 10, 1998 (the SouthTrust note) in favor SouthTrust Bank guaranteeing that certain loan from SouthTrust Bank, N.A. to National dated August 10, 1998 in the original principal amount of 275,959.01 and as further reflected on National's December 31, 1998 Balance Sheet. EarthCare hereby assumes and agrees to timely pay and perform the obligations of National under the SouthTrust Note and of Matthew H. Patton and George Propes under said guaranties.

8. CONDITIONS TO OBLIGATIONS OF THE EARTHCARE AND SUBSIDIARY. The obligations of EarthCare and Subsidiary to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

A. Validity of Shareholder's Representations. All representations and warranties of Shareholder contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

B. Pre-Closing Obligations. Shareholder shall have performed and complied with all the obligations and conditions required by this Agreement to be performed or complied with by Shareholder at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreement.

C. Opinion of Counsel for Shareholder. EarthCare shall have received a favorable opinion from counsel for Shareholders dated the date of the Closing, in the form set forth in Exhibit 8.C.

D. Receipt by EarthCare of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained, and satisfactory evidence of such consents or approvals shall have been delivered to EarthCare or Subsidiary at Closing.

E. Resignation of Officers and Directors. EarthCare or Subsidiary shall have received such resignations of officers and directors of the Companies as shall have been requested by either of them.

9. CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS. The obligations of the Shareholder to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

A. Validity of EarthCare and Subsidiary's Representations. All representations and warranties of EarthCare and Subsidiary contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

B. Pre-Closing Obligations. EarthCare and Subsidiary shall have performed and complied with all the obligations and conditions required by this Agreement to be performed or complied with by Shareholder at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreement.

C. Corporate Authority of EarthCare and Subsidiary. The execution and performance of this Agreement by EarthCare and Subsidiary shall have been duly and legally authorized in accordance with applicable law, and EarthCare and Subsidiary shall have furnished to counsel for Shareholder certified copies of resolutions adopted by the Board of Directors of EarthCare and Subsidiary authorizing and proving the execution and delivery of this Agreement and performance of the transactions contemplated hereunder.

D. Opinion of Counsel for EarthCare. Shareholder shall have received a favorable opinion from counsel for EarthCare and Subsidiary dated the date of the Closing, in the form set forth in Exhibit 9.D.

10. SHAREHOLDER'S NON-COMPETE AND NON-SOLICITATION AGREEMENT. As inducement to EarthCare and Subsidiary to enter into this Agreement and perform its obligations hereunder, and in consideration of the payments to Shareholders pursuant to this Agreement, each Shareholder agrees that Shareholder will not, for a period of five (5) years from the Closing Date, directly or indirectly (whether as owner, partner, shareholder, agent, employee, independent contractor, consultant or otherwise): (i) engage in the business of plumbing and plumbing repair services, sewer, drain and pipe cleaning services, septic tank pumping, sewer line excavation and replacement, or related services for residential and commercial buildings ("Plumbing Services"), within the Counties of Bartow, Cherokee, Fulton, Gwinnett, Dekalb, Clayton, Rockdale, Henry, Douglas, Paulding, Cobb and Fayette, State of Georgia; (ii) solicit any party who is or was a customer or supplier of the Company on the Closing Date or at any time during the 12 month period immediately prior thereto for any Plumbing Services; (iii) solicit for employment any person who was or is an employee of the Company on the Closing Date, or at any time during the 12 month period immediately prior thereto; or (iv) either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any confidential information relating to the business of EarthCare, Subsidiary, or the Company. The term, "confidential information", as used herein means all information of a business or technical nature relative to the business of EarthCare or Subsidiary, the business of any customers of the Company or any business of any person, firm or corporation which consults with, or is affiliated with, EarthCare,

Subsidiary or the Company. The term "confidential information" shall not include information so generally known as to be part of the public domain.

Each of the covenants contained in this Article are separate and independent. Each Shareholder acknowledges and agrees that EarthCare, Subsidiary and Company's remedies at law may be inadequate in the event of a breach or threatened breach of the covenants set forth herein, and in such event, EarthCare, Subsidiary and the Company shall be entitled to have an injunction issued by any court of competent jurisdiction, enjoining and restraining each and every party concerned therewith from the creation or continuation of such breach.

11. OTHER PROVISIONS.

A. Consulting Agreements. At Closing, EarthCare or Subsidiary will enter into a written Consulting Agreement with Vince Hils in the form set forth in Exhibit 3.B(5).

B. Incomplete Exhibits. The parties hereto acknowledge and agree (a) that many, if not all, of the schedules to be attached to this Agreement will not have been prepared by the time of execution of this Agreement, and (b) that consummation of the transactions contemplated by this Agreement are subject to the completion of such exhibits by Shareholders (to the extent that an exhibit is to be completed by Shareholders, such exhibit must be reasonably acceptable to EarthCare) or Subsidiary ( to the extent that an exhibit is to be completed by EarthCare, it must be reasonably acceptable to Shareholders) as the case may be, prior to or at the Closing, pursuant to the terms of this Agreement.

C. Survival of Representations and Warranties. The representations, warranties, obligations and agreements of the parties contained in this Agreement, or in any writing delivered pursuant to provisions of this Agreement, shall survive the Closing for a period of three years with the exception of representations and warranties concerning Paragraph 4.M. hereof, Tax Matters and Paragraph 4.P. hereof, Environmental Matters, which will survive for as long as any claims may be asserted under the applicable periods of limitation for violations of any tax or environmental law, rule or regulation.

D. Waiver or Extension of Conditions. Shareholder or EarthCare may extend the time for or waive the performance of any of the obligations of the other party, waive any inaccuracies in the representations or warranties by the other party, or waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any such extension or waiver subsequent to Closing shall be in writing and signed by Shareholder and EarthCare. Any such extension or waiver shall not act as a waiver or an extension of any other provisions of this Agreement.

E. Notices. Any notice, request or other document shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the party to be notified at the following addresses, or such other address as such party may hereafter designate by written notice to all parties, which notice shall be effective as of the date of posting:

                  If to EarthCare or Subsidiary:
                  EarthCare Company
                  14901 Quorum Drive
                  Suite 200
                  Dallas, TX 75240

   Copy to:       Robert C. Gist, Esq.
                  12809 Plum Hollow Drive
                  Oklahoma City, OK 73142-5148

         If to Shareholders:

                  Matthew H. Patton
                  c/o Kilpatrick Stockton, LLP
                  1100 Peachtree St., Ste. 2800
                  Atlanta, GA  30309-4530

                  George Propes
                  875 Oakhaven Dr.
                  Roswell, GA  30075

                  Elizabeth Renee Propes
                  908 Emerson Ave.
                  Atlanta, GA  30316

                  David Christopher Propes
                  727 Jett Road
                  Woodstock, GA  30188

                  Vince Hils
                  6598 Pleasantdale Road
                  Doraville, GA  30340

   Copy to:       Charles E. Buker, III, Esq.
                  Perrie, Buker, Jones & Morton, P.C.
                  115 Perimeter Center Place, Ste. 170
                  Atlanta, GA  30346-1238

F. Governing Law. This Agreement shall be governed by the laws of the State of Georgia.

G. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

H. Headings. The subject headings of the Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

I. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

J. Arbitration. Any controversy or claim arising out of, in connection with, or relating to this Agreement or a breach thereof shall be settled by binding arbitration in Dekalb or Gwinnett County, Georgia. The arbitration panel shall be comprised of one arbitrator. Each party shall appoint one arbitrator and the two so appointed shall appoint a third. The chosen arbitrator shall resolve the dispute within sixty (60) days of the appointment and shall notify the parties of its findings in writing. Each party agrees to bear its own costs of arbitrators and to split equally the cost of the third arbitrator.

K. Entire Agreement; Modification. This Agreement (including the exhibits and schedules attached hereto), the Public Reports and the documents delivered pursuant hereto constitute the entire agreement and understanding between the parties, and supersede any prior agreements, understandings or representations by or among the parties, relating to the subject matter hereof (including the "Letter of Intent" dated December 8, 1998 from Terry W. Patrick to National). This Agreement may be modified or amended by a written instrument executed by all parties hereto.

                         [Signatures on following page]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.


"Shareholders"                                EC Acquisitions, Inc.


                                             By:
--------------------------------                -----------------------------
Vince Hils

                                             "National"

--------------------------------             National Plumbing & Drain, Inc.
Matthew H. Patton, Jr.


                                             By:
--------------------------------                -----------------------------
George Propes



--------------------------------
Elizabeth Renee Propes



--------------------------------
David Christopher Propes


"EarthCare"

EarthCare Company



By:
   -----------------------------


"Subsidiary"